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                                                                     Exhibit 3.2

               Amendment to the Restated Articles of Incorporation


     RESOLVED: That the Restated Articles of Incorporation of this corporation be amended by substituting the following for Restated Article R-VI thereof:

     RESTATED ARTICLE R-VI

     1. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit; provided that the foregoing provision shall not eliminate or limit the liability of a director for any act or omission occurring before the date this provision became effective.

     2. Any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall, in the case of persons who are or were directors or officers of the corporation, and may, as to such other persons, be indemnified (and the corporation shall, in the case of persons who are or were directors or officers of the corporation, and may, as to such other persons, advance expenses incurred in defending such actions, suits or proceedings) to the fullest extent now or hereafter permitted by law.

     3. The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.